Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the following:

(i)	the joint filing on behalf of each of them of an amendment to the Schedule 13D filed with the Securities and Exchange Commission on November 17, 2009 (including any subsequent amendments thereto) with respect to common shares, no par value, of Oi S.A., and

(ii)	the inclusion of this Joint Filing Agreement as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe that such information is inaccurate.

The Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 8th day of October, 2013.

Telemar Participações S.A.

By:	/s/ Pedro Guimarães e Melo de Oliveira Guterres
Name: Pedro Guimarães e Melo de Oliveira Guterres
Title: Executive Officer

By:	/s/ Marcelo Andreetto Perillo
Name: Marcelo Andreetto Perillo
Title: Executive Officer

Valverde Participações S.A.

By:	/s/ José Augusto da Gama Figueira
Name: José Augusto da Gama Figueira
Title: Chief Executive Officer

By:	/s/ Alexandre Jereissati Legey
Name: Alexandre Jereissati Legey
Title: Executive Officer